UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2007

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-31666	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 12, 2007, First Advantage Corporation, a Delaware corporation, announced financial results for the fourth quarter and year ended December 31, 2006. The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1.

The Company’s earnings release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures in the text of the press release.

EBITDA is presented in the earnings release. EBITDA was determined by adjusting net income (loss) for income tax, interest expense and depreciation and amortization. Although EBITDA is not a financial measure prepared in accordance with generally accepted accounting principles (“GAAP”), it is calculated and communicated by the Company because management believes it is of interest to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds.

The Company’s calculation of EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view EBITDA as an alternative to the GAAP measures of net income as a measure of performance, or cash flows from operating, investing and financing activities as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Management does not intend the presentation of EBITDA to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The information in this current report and the exhibit hereto is being “furnished” pursuant to Item 2.02 of Form 8-K. As such, this information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any filings with the SEC unless it shall be explicitly so incorporated into such filings.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Earnings Press Release dated February 12, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION
Date: February 12, 2007	By:	/s/ John Lamson
	Name:	John Lamson
	Title:	Executive Vice President and Chief Financial Officer

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